259 Putnam Asset Allocation Funds Balanced Portfolio attachment
9/30/05 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended September 30, 2005, Putnam Management
has assumed $22,581 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	12,127
Class B	1,553
Class C	462

72DD2 (000s omitted)

Class M	225
Class R	7
Class Y	5,889

73A1

Class A	0.128
Class B	0.048
Class C	0.052

73A2

Class M	0.075
Class R	0.111
Class Y	0.155

74U1 (000s omitted)

Class A	97,618
Class B	31,051
Class C	9,347

74U2 (000s omitted)

Class M	2,958
Class R	110
Class Y	32,055

74V1

Class A	11.04
Class B	10.96
Class C	10.87

74V2

Class M	11.02
Class R	10.99
Class Y	11.06




Other matters

In connection with a review of compliance procedures and controls, Putnam Management discovered that in early January 2001, certain Putnam employees had willfully circumvented controls in connection with the correction of operational errors with respect to a 401(k) clients investment in certain Putnam funds, which led to losses in the funds. Putnam made restitution of approximately $141,000 on February 27, 2004. Putnam has also made a number of personnel changes, including senior managers, and has implemented changes in procedures. Putnam has informed the SEC, the funds Trustees and independent auditors. The SEC is investigating this matter.